Exhibit 99.1

FOR IMMEDIATE RELEASE	November 3, 2004

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Fiscal 2004 Earnings

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE: JEC) today announced net earnings of $129.0 million, or $2.25 per diluted share, on revenues of $4.6 billion for its fiscal year ended September 30, 2004. This compares to net earnings of $128.0 million, or $2.27 per diluted share, on revenues of $4.6 billion for fiscal 2003.

For the fourth quarter of fiscal 2004, Jacobs reported net earnings of $30.5 million, or $0.53 per diluted share, on revenues of $1.2 billion. This compares to net earnings of $33.5 million, or $0.59 per diluted share, on revenues of $1.1 billion for the fourth quarter of fiscal 2003.

Jacobs also announced backlog at September 30, 2004, totaling $7.5 billion, including a technical professional services component of $4.0 billion. This compares to total backlog and technical professional services backlog of $7.0 billion and $3.4 billion, respectively, at September 30, 2003.

Commenting on the results for the year, Jacobs Chairman and CEO Noel G. Watson stated, “Fiscal 2004 was a disappointing year for us with essentially flat profits on a year over year basis. Looking ahead, our backlog is at record levels, prospects and sales results are strong, and we look forward to renewed growth in 2005.”

In commenting on the earnings outlook for fiscal 2005, Chief Financial Officer John W. Prosser, Jr. stated, “For the coming year, we are maintaining our guidance in the range of $2.40 to $2.70 per share. Our guidance for the first quarter of fiscal 2005 ending December 31, 2004, is a range of $0.52 to $0.58 per share.”

Jacobs will host a conference call at 11:00 a.m. Eastern time on Thursday, November 4, 2004, which will be webcast live on the Internet on www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through November 11, 2004. The dial-in number for the audio replay is 719.457.0820, confirmation code 933605.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended September 30		Twelve Months Ended September 30
	2004	2003	2004	2003
Revenues	$1,215,686	$1,063,210	$4,594,235	$4,615,601

Costs and Expenses:
Direct costs of contracts	(1,040,303)	(905,344)	(3,929,560)	(3,989,714)
Selling, general and administrative expenses	(128,951)	(106,658)	(466,409)	(428,772)

Operating Profit	46,432	51,208	198,266	197,115

Other Income (Expense):
Interest income	948	573	3,065	1,356
Interest expense	(1,344)	(687)	(3,565)	(3,252)
Miscellaneous income, net	842	491	658	1,720

Total other income (expense), net	446	377	158	(176)

Earnings Before Taxes	46,878	51,585	198,424	196,939

Income Tax Expense	(16,408)	(18,055)	(69,449)	(68,929)

Net Earnings	$30,470	$33,530	$128,975	$128,010

Earnings Per Share:
Basic	$0.54	$0.60	$2.30	$2.32
Diluted	0.53	0.59	2.25	2.27

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	56,421	55,538	56,134	55,145
Diluted	57,476	56,981	57,433	56,392

Other Operational Information (in thousands)

	Three Months Ended September 30		Twelve Months Ended September 30
	2004	2003	2004	2003
Revenues by Major Component:
Technical professional services	$620,210	$514,114	$2,309,006	$2,120,632
Field services	595,476	549,096	2,285,229	2,494,969

Total	$1,215,686	$1,063,210	$4,594,235	$4,615,601

Depreciation Before Taxes	$8,712	$8,681	$34,154	$35,350

Capital Expenditures	$12,514	$5,012	$37,110	$25,804

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30,
	2004	2003
Balance Sheet Information:
Cash and cash equivalents	$100,075	$126,155
Total debt	80,015	18,273
Stockholders’ equity	1,005,027	842,083

Backlog Information:
Technical professional services	$3,989,000	$3,383,200
Field services	3,463,000	3,657,800

Total	$7,452,000	$7,041,000